EXHIBIT 21

SUBSIDIARIES

		State or Other
	Percentage	Jurisdiction
Subsidiaries (1)	Owned	of Incorporation

Ameriana Bank (2)	100%	Indiana

Ameriana Insurance Agency, Inc. (3)	100	Indiana

Ameriana Financial Services, Inc. (3)	100	Indiana

Ameriana Capital Trust I	100	Delaware

Midwest Corporate Tax Credit Fund	6	Indiana

(1)
Operations of the Company’s wholly-owned direct subsidiary, Ameriana Bank and Ameriana Bank’s two wholly-owned subsidiaries, Ameriana Insurance Agency, Inc, and Ameriana Financial Services, Inc. are included in the Company’s consolidated financial statements included in the Annual Report on Form 10-K.  Additionally, the results of operations of a former wholly-owned subsidiary of Ameriana Bank that was liquidated effective December 31, 2009, Ameriana Investment Management, Inc., are included in the Company’s consolidated financial statements.

(2)	First-tier subsidiary of the Company.
(3)	Second-tier subsidiary of the Company 100% owned by Ameriana Bank, a first-tier subsidiary of the Company.